Sheet1

MuniYield California Insured Fund, Inc.
File Number: 811-6645
CIK Number: 887126
For the Period Ending: 04/30/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the twelve months ended April 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/30/2001	$5,600	Cal Hsg Fin Agy Rev/Dly	5.000%	02/01/2035
12/28/2001	1,200	Cal Hsg Fin Agy Rev/Dly	5.000	02/01/2026
01/25/2002	400	Cal Hsg Fin Agy Rev/Dly	5.000	02/01/2035

Last Updated on 06/27/2002
By Karen Lang